[LETTERHEAD OF MANTYLA MCREYNOLDS LLC]


            Consent of Independent Registered Accounting Firm


January 26, 2003


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the SB-2 Registration Statement of Kentex
    Petroleum, Inc., a Nevada corporation (the "Registrant"), SEC File No. 000-30955, to be filed on or about January 26, 2005 covering the registration of 2,000,000 shares of common stock


Ladies and Gentlemen:

     We hereby consent to the incorporation of our audit report for the year ended December 31, 2003, dated March 5, 2004, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Mantyla McReynolds

Mantyla McReynolds
Certified Public Accountants